    STATE OF DELAWARE
    OFFICE OF THE SECRETARY

I, EDWARD J. FREEL, SECRETARY OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORECT COPY OF THE CERTIFIATE OF BUSINESS TRUST REGISTRATION OF "THE HIRTLE CALLAGHAN TRUST", FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF DECEMBER, A.D. 1994, AT 10 O'CLOCK A.M.


/s/
________________________________________

Edward J. Freel, Secretary of the State

AUTHENTICATION:   7342070
DATE:             12-16-94